Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
Diluted Earnings per Share of $1.38 for the Year and $0.41 for the Quarter

Brooklyn, NY – January 25, 2018 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company”), the parent company of Dime Community Bank (the “bank”), today reported net income of $51.9 million for the fiscal year ended December 31, 2017, or $1.38 per diluted common share. For the quarter ended December 31, 2017, net income was $15.4 million, or $0.41 per diluted common share.

Highlights for the fiscal year of 2017 included:

•
Successful launch of the Business Banking division, with commercial and industrial (“C&I”) loan balances of $137 million and direct-sourced commercial real estate (“CRE”) loan balances of $98.6 million at year-end;

•	Consolidated Company CRE concentration ratio declined to approximately 778% at year-end 2017, versus 903% at year-end 2016;
•	Continued expense discipline, with operating expenses to average assets (adjusted for non-recurring expenses) remaining well-controlled on a year-over-year basis; and
•	Reported book value per share and tangible book value (common equity less goodwill divided by number of shares outstanding) per share grew to $16.00 and $14.51, respectively, at December 31, 2017.

Highlights for the fourth quarter of 2017 included:

•	Continued the build out of the Business Banking division via the hire of Alan Green, Senior Vice President of Business Banking, who will operate from the bank’s Manhattan office;
•	Hired a proven industry veteran, Nancy Tomich, Senior Vice President and Head of Residential Lending, who will be responsible for building the bank’s residential lending infrastructure;
•
Significantly bolstered the risk management department with the hires of Chris Porzelt, Executive Vice President and Chief Risk Officer, who will be responsible for managing all aspects of the buildout of the bank’s enterprise risk management function, and Kevin Corbett, Senior Vice President and Chief Credit Officer, who will be responsible for overseeing the bank’s credit administration department;

•
Successfully completed a $280 million securitization of multifamily loans in December through a Freddie Mac sponsored “Q-deal” securitization (“Loan Securitization”); transaction represents first such multifamily loan securitization for a bank headquartered in the metropolitan New York City marketplace;

•	Loan-to-deposit ratio declined to 127% at year-end 2017 versus 137% at the end of the third quarter of 2017; and
•	Credit quality continued to remain pristine, with total non-performing loans to loans of 0.01%.

Kenneth J. Mahon, President and CEO of the Company, commented, “During 2017, Dime put into place the necessary building blocks for our transformation towards a leading community commercial bank. The early results of our Business Banking initiative are extremely promising. Importantly, the Business Banking division ended the year with approximately $52 million of low-cost relationship-based deposits at an average cost of approximately 10 basis points and approximately 43% of the year-to-date originations have been floating rate loans.”

Mr. Mahon concluded, “Our focus in 2018 is to continue to grow relationship-based loans and improve the composition of our deposit base. At the same time, we will remain steadfast in maintaining our key competitive strengths of expense discipline and maintaining pristine credit quality.”

Management’s Discussion of 2017 Operating Results

Net Interest Income

Net interest income in 2017 was $152.7 million, an increase of $9.2 million (+6.4%) from 2016. The increase reflects a $16.5 million increase in interest income compared to a $7.2 million increase in interest expense. The growth in interest income was driven by an increase of $656.6 million (+12.3%) in average interest-earning assets, which more than offset the 13 basis point decline in average yield. The increase in interest expense was attributable to an increase of $579.9 million (+16.4%) in average interest-bearing deposits as well as an increase in the cost of borrowed funds of 13 basis points. Net interest margin (“NIM”) was 2.54% during 2017, compared to 2.68% in 2016. NIM was negatively impacted in 2017 by lower income recognized from loan prepayment activity. For 2017, income from prepayment activity totaled $5.0 million, benefiting NIM by 8 basis points, compared to $9.0 million, or 17 basis points in 2016.

Balance Sheet

Total assets grew by $398.0 million (+6.6%) in 2017, primarily the result of an increase in investment securities by $338.3 million and cash by $56.0 million. While the decrease in total loans during 2017 was $34.8 million, a shift in the portfolio mix resulted in a decrease of real estate loans by $168.9 million and an increase in C&I loans by $134.6 million. Total loan originations were $899.9 million during 2017, down from $1.54 billion in 2016, of which $757.9 million were real estate loans and $139.7 million were C&I and other loans. The real estate loan payoff rate of 10.8% in 2017 was less than the 2016 payoff rate of 14.6%. Deposits remained relatively flat in 2017 compared to 2016.  Borrowings rose by $381.8 million, primarily due to the increase in Federal Home Loan Bank advances of $338.9 million. The additional increase of $42.9 million in borrowings during 2017 was the result of the issuance of subordinated debt in June 2017, offset by the redemption of trust preferred securities in July 2017.

Non-Interest Income

Non-interest income of $21.5 million in 2017 included gains of $10.4 million from the sale of real estate property, $2.6 million from the sale of the Company’s pooled trust preferred securities portfolio, and $1.5 million from the sale of loans. Non-interest income of $75.9 million in 2016 included gains of $68.2 million from the sale of real estate property. Excluding these gains, non-interest income was $7.0 million in 2017 and $7.7 million in 2016.

Non-Interest Expense

Non-interest expense was $85.0 million in 2017 and $83.8 million during 2016. During 2017, the Company recognized non-recurring expenses of $1.3 million for loss on extinguishment of debt related to the redemption of trust preferred securities and $1.7 million related to de-conversion costs associated with the planned change in the bank’s core processor. During 2016, the Company recognized a non-cash, non-tax deductible expense of $11.3 million on the prepayment of the Employee Stock Ownership Plan (“ESOP”) share acquisition loan. Excluding these items, non-interest expense was $82.0 million in 2017 and $72.5 million in 2016, an increase of $9.5 million. The increase was primarily the result of higher occupancy expense of $2.1 million, data processing expense of $1.4 million, marketing expense of $1.7 million, accelerated consulting expenses of $1.4 million, and recognition of the bank’s first loss guarantee for the Loan Securitization totaling $0.4 million. The additional consulting expense was related to an earlier-than-anticipated completion of such services.

The ratio of non-interest expense to average assets was 1.37% in 2017 compared to 1.51% in 2016. Excluding the non-recurring expenses mentioned above, the ratio was 1.32% and 1.31% for 2017 and 2016, respectively. The efficiency ratio was 53.24% in 2017, down from 55.48% in 2016. Excluding the non-recurring expenses mentioned above, the ratio was 51.37% and 47.98% for 2017 and 2016, respectively.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the fourth quarter of 2017 was $38.7 million, comparable to the third quarter of 2017, and an increase of $0.8 million (+2.2%) over the fourth quarter of 2016.  NIM was 2.50% during the fourth quarter of 2017, compared to 2.53% in the third quarter of 2017, and 2.67% in the fourth quarter of 2016. The linked quarter decrease in NIM was due to lower income recognized from loan prepayment activity and an increase in the cost of deposits of 5 basis points. For the fourth quarter of 2017, income from prepayment activity totaled $1.3 million, benefiting NIM by 8 basis points, compared to $1.4 million, or 9 basis points, during the third quarter of 2017, and $2.7 million, or 19 basis points, during the fourth quarter of 2016.

Average interest-earning assets were $6.20 billion for the fourth quarter of 2017, representing a 7.8% (annualized) increase from $6.08 billion for the third quarter of 2017 and a 9.1% increase from $5.69 billion for the fourth quarter of 2016.

The average yield on interest-earning assets was 3.52%, 3.53%, and 3.64% for the fourth quarter of 2017, third quarter of 2017, and fourth quarter of 2016, respectively. Excluding prepayment income, the average yield on interest-earning assets was 3.44%, flat with the third quarter of 2017, and 2 basis points lower than fourth quarter 2016, while the average cost of funds was 1.19%, 5 basis points higher than the 1.14% cost of funds for third quarter of 2017 and 6 basis points higher than the fourth quarter of 2016.

Loans

The real estate loan portfolio decreased by $402.5 million during the fourth quarter of 2017, primarily as a result of the Loan Securitization. Real estate loan originations were $70.6 million during the quarter, at a weighted average interest rate of 4.36%. Real estate loan amortization and satisfactions totaled $143.6 million, or 10.2% (annualized) of the portfolio balance, at an average rate of 4.11%. The annualized real estate loan payoff rate of 10.2% for fourth quarter 2017 was in line with the third quarter 2017 and lower than the fourth quarter 2016 (15.1%). Average real estate loans were $5.82 billion in the fourth quarter of 2017, a decrease of $19.1 million (-1.3% annualized) from the third quarter of 2017 and an increase of $263.7 million (+4.7%) from the fourth quarter of 2016.

Included in total real estate loan originations during the fourth quarter of 2017 were $24.1 million of originations from the Business Banking division at a weighted average rate of 4.78%, compared to $41.5 million of originations at a weighted average rate of 4.62% during the third quarter of 2017.

At December 31, 2017, the bank had outstanding real estate loan commitments totaling $46.1 million, at an average interest rate approximating 4.20%, all of which are likely to close during the quarter ending March 31, 2018.

C&I loan originations were $27.5 million during the quarter, at a weighted average rate of 4.94%, compared to $44.6 million at a weighted average rate of 4.60% during the third quarter of 2017. Total C&I loan balances were $136.7 million at the end of the fourth quarter of 2017, compared to $111.1 million at the end of the third quarter of 2017.

Cash and Securities

Fourth quarter 2017 cash and securities balances increased by $320.4 million versus the third quarter of 2017, primarily as a result of the Loan Securitization which was completed in December 2017.

Deposits and Borrowed Funds

Total deposits grew $32.3 million (+3.0% annualized) compared to the third quarter of 2017. This was primarily the result of a $66.4 million increase in certificates of deposits, offset by a $47.0 million decrease in money market accounts. Declines in money market accounts were primarily driven by outflows in DimeDirect, the bank’s online channel as the bank’s posted rate in the fourth quarter of 2017 continued to lag many of its online competitors.

The average cost of deposits increased 5 basis points on a linked quarter basis to 0.91% as the bank selectively increased rates on certain deposit products in light of increased deposit competition.

The loan-to-deposit ratio fell to 127.2% at December 31, 2017, from 136.8% at September 30, 2017 and 128.3% at December 31, 2016. The linked quarter decline in the ratio was primarily the result of the Loan Securitization.

Total borrowings decreased $47.5 million during the fourth quarter of 2017 versus the third quarter of 2017, as deposit growth outpaced loan growth. In the fourth quarter, the Company entered into $110.0 million of long-term borrowings (with initial terms of 2 years and more), at an average rate of 2.22%, versus $97.0 million of long-term borrowings at an average rate of 1.74% in the third quarter of 2017.

Non-Interest Income

Non-interest income was $13.7 million during the fourth quarter of 2017. This includes gains of $10.4 million from the sale of real estate property and $1.5 million from the sale of loans. Non-interest income of $4.3 million for the third quarter of 2017 included gains of $2.6 million from the sale of the Company’s pooled trust preferred securities portfolio. Excluding these gains, non-interest income was $1.8 million during the fourth quarter of 2017 and $1.7 million during the third quarter of 2017, and comparable to the fourth quarter of 2016.

Non-Interest Expense

Non-interest expense was $22.6 million during the fourth quarter of 2017, $22.2 million during the third quarter of 2017, and $29.6 million during the fourth quarter of 2016. During the third quarter of 2017, the Company recognized non-recurring expenses of $1.3 million for loss on extinguishment of debt related to the redemption of trust preferred securities and $1.7 million related to de-conversion costs associated with the planned change in the bank’s core processor. During the fourth quarter of 2016, the Company recognized a non-cash, non-tax deductible expense of $11.3 million on the prepayment of the ESOP share acquisition loan.

Excluding these non-recurring items, non-interest expense was $19.2 million during the third quarter of 2017 and $18.3 million during the fourth quarter of 2016. The increase in non-interest expenses in the fourth quarter 2017 of $3.4 million versus the linked quarter was primarily the result of an increase in salaries and benefits by $1.2 million, accelerated consulting expenses of $1.4 million, and recognition of the bank’s first loss guarantee for the Loan Securitization totaling $0.4 million. The increase in salaries and benefits in the fourth quarter of 2017 included a one-time bonus accrual of $0.4 million for non-executive employees, as part of the Company’s previously announced plan to share the benefits of the Federal tax cuts with employees. The accelerated consulting expense recognized in the fourth quarter of 2017 was related to an earlier-than- anticipated completion of such services.

The ratio of non-interest expense to average assets was 1.41% during the fourth quarter of 2017, in line with the third quarter of 2017 (1.41%),and lower than the fourth quarter of 2016 (2.01%). Excluding the non-recurring expenses mentioned above, the ratio was 1.22% during the third quarter of 2017 and 1.25% during the fourth quarter of 2016. The efficiency ratio was 55.63% during the fourth quarter of 2017, comparable to 55.29% during the linked quarter, and lower than 74.58% during the fourth quarter of 2016. Excluding the non-recurring expenses mentioned above, the ratio was 47.8% during the third quarter of 2017 and 46.1% during the fourth quarter of 2016.

Income Tax Expense and Deferred Tax Asset and Liability Re-evaluation

The effective income tax rate was 50.0% during the fourth quarter of 2017, higher than the 35.2% recorded in the third quarter of 2017, primarily as a result of $3.1 million of tax expense, which represents a reduction of $0.08 per diluted share, recognized to re-value the Company’s deferred tax assets and liabilities due to the passage of the Tax Cuts and Jobs Act (the “Act”) that the President signed into law on December 22, 2017. The Company’s re-valuation of its net deferred tax asset is an estimate and subject to change as further clarification of the Act becomes available.

The Company estimates that its effective tax rate for 2018 will approximate 25% due to the new tax legislation.

Credit Quality

Non-performing loans were $0.5 million, or 0.01% of total loans, at December 31, 2017, a decrease from $0.8 million, or 0.01% of total loans, at September 30, 2017. The allowance for loan losses was 0.38% of total loans at December 31, 2017, consistent with the 0.37% at September 30, 2017. At December 31, 2017, non-performing assets represented 3.4% of the sum of tangible capital plus the allowance for loan losses (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  A credit for loan losses of $1.0 million was recorded during the fourth quarter of 2017, compared to a loan loss provision of $0.02 million during the third quarter of 2017, mainly as a result of the reduction in real estate loan balances by $402.5 million, (primarily as a result of the Loan Securitization), offset by growth in C&I loans on a linked quarter basis.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.61% at December 31, 2017, was in excess of all applicable regulatory requirements.

The bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements, inclusive of conservation buffer amounts. At December 31, 2017, the bank’s leverage ratio was 9.32%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.73% and 13.13%, respectively.

Diluted earnings per common share exceeded the quarterly $0.14 cash dividend per share by 192.86% during the fourth quarter of 2017, equating to a 34.15% payout ratio.

Book value per share was $16.00 and tangible book value (common equity less goodwill divided by number of shares outstanding) per share was $14.51 at December 31, 2017.

Earnings Call Information

The Company will conduct a conference call at 5:30 p.m. (ET) on January 25, 2018, during which President and Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s fourth quarter and fiscal year performance, with a Q&A session to follow. Dial-in information for the live call is 1-888-317-6016. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom180125.html. Dial-in information for the replay is 1-877-344-7529 using access code #10115844. Replay will be available January 25, 2018 (6:30 p.m.) through February 1 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.40 billion in consolidated assets as of December 31, 2017, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 branches located throughout Brooklyn, Queens, the Bronx, and Nassau County and Suffolk County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; changes in tax laws or accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Senior Vice President – Corporate Development and Treasurer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	December 31,	September 30,	December 31,
	2017	2017	2016
ASSETS:
Cash and due from banks	$169,455	$173,060	$113,503
Investment securities held to maturity	-	-	5,378
Investment securities available for sale	4,006	4,034	3,895
Mortgage-backed securities available for sale	351,384	27,381	3,558
Trading securities	2,715	2,675	6,953
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	63,095	66,519	74,022
Multifamily residential and residential mixed use (1)(2)	4,381,180	4,787,291	4,600,526
Commercial real estate	1,010,603	1,003,642	958,459
Acquisition, development, and construction ("ADC")	9,189	9,115	-
Total real estate loans	5,464,067	5,866,567	5,633,007
Commercial and industrial ("C&I")	136,671	111,099	2,058
Other loans	1,379	1,092	1,357
Allowance for loan losses	(21,033)	(22,007)	(20,536)
Total loans, net	5,581,084	5,956,751	5,615,886
Premises and fixed assets, net	24,326	22,968	18,405
Premises held for sale	-	1,379	1,379
Federal Home Loan Bank of New York capital stock	59,696	61,833	44,444
Bank Owned Life Insurance ("BOLI")	108,545	87,982	86,328
Goodwill	55,638	55,638	55,638
Other assets	46,611	50,728	50,063
TOTAL ASSETS	$6,403,460	$6,444,429	$6,005,430
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$307,746	$309,126	$297,434
Interest Bearing Checking	124,283	111,612	106,525
Savings	362,092	360,559	366,921
Money Market	2,517,439	2,564,396	2,576,081
Sub-total	3,311,560	3,345,693	3,346,961
Certificates of deposit	1,091,887	1,025,500	1,048,465
Total Due to Depositors	4,403,447	4,371,193	4,395,426
Escrow and other deposits	82,168	117,765	103,001
Federal Home Loan Bank of New York advances	1,170,000	1,217,500	831,125
Subordinated Notes Payable, net	113,612	113,575	-
Trust Preferred Notes Payable	-	-	70,680
Other liabilities	35,666	38,359	39,330
TOTAL LIABILITIES	5,804,893	5,858,392	5,439,562
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,624,453 shares, 53,617,919 shares and
53,572,745 shares issued at December 31, 2017, September 30, 2017 and December 31, 2016,
respectively, and 37,419,070 shares, 37,422,884 shares and 37,455,853 shares outstanding
at December 31, 2017, September 30, 2017, and December 31, 2016, respectively)	536	536	536
Additional paid-in capital	276,730	276,674	278,356
Retained earnings	535,130	524,237	503,539
Accumulated other comprehensive loss, net of deferred taxes	(3,641)	(4,711)	(5,939)
Unearned Restricted Stock Award common stock	(2,894)	(3,536)	(1,932)
Common stock held by the Benefit Maintenance Plan	(2,736)	(2,736)	(6,859)
Treasury stock (16,205,383 shares,16,195,035 shares and 16,116,892 shares
at December 31, 2017, September 30, 2017 and December 31, 2016, respectively)	(204,558)	(204,427)	(201,833)
TOTAL STOCKHOLDERS' EQUITY	598,567	586,037	565,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,403,460	$6,444,429	$6,005,430

(1)	Includes loans underlying cooperatives.
(2)	While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Interest income:
Loans secured by real estate	$51,254	$51,621	$50,757	$204,487	$191,856
Commercial and industrial ("C&I")	1,514	1,043	21	3,072	41
Other loans	20	19	18	75	74
Mortgage-backed securities	487	27	14	542	20
Investment securities	115	108	313	577	880
Other short-term investments	1,204	811	667	3,343	2,756
Total interest income	$54,594	$53,629	51,790	$212,096	195,627
Interest expense:
Deposits and escrow	9,967	9,408	9,348	38,391	32,374
Borrowed funds	5,895	5,763	4,544	20,975	19,767
Total interest expense	15,862	15,171	13,892	59,366	52,141
Net interest income	38,732	38,458	37,898	152,730	143,486
Provision (Credit) for loan losses	(1,000)	23	529	520	2,118
Net interest income after provision (credit) for loan losses	39,732	38,435	37,369	152,210	141,368

Non-interest income:
Service charges and other fees	1,167	948	863	3,828	3,429
Mortgage banking income, net	51	69	25	201	96
Gain (loss) on trading securities	(29)	28	(25)	133	123
Gain on sale of securities and other assets	-	2,607	-	2,607	-
Gain on sale of loans	1,475	-	-	1,475	-
Gain on the sale of premises held for sale	10,412	-	-	10,412	68,183
Income from BOLI	563	558	561	2,217	2,734
Other	67	73	393	641	1,369
Total non-interest income	13,706	4,283	1,817	21,514	75,934
Non-interest expense:
Salaries and employee benefits	9,777	8,593	8,722	37,354	34,854
ESOP and RRP benefit expense	339	353	12,112	1,369	14,651
Occupancy and equipment	3,581	3,492	3,111	14,201	12,103
Data processing costs	1,778	3,392	1,459	8,280	5,194
Marketing	1,375	1,467	844	5,774	4,121
Federal deposit insurance premiums	724	875	582	2,966	2,515
Loss from extinguishment of debt	-	1,272	-	1,272	-
Other	4,999	2,731	2,808	13,770	10,393
Total non-interest expense	22,573	22,175	29,638	84,986	83,831
	-
Income before taxes	30,865	20,543	9,548	88,738	133,471
Income tax expense	15,442	7,230	8,816	36,856	60,957

Net Income	$15,423	$13,313	$732	$51,882	$72,514

Earnings per Share ("EPS"):
Basic	$0.41	$0.36	$0.02	$1.38	$1.97
Diluted	$0.41	$0.35	$0.02	$1.38	$1.97

Average common shares outstanding for Diluted EPS	37,432,283	36,441,855	36,803,342	37,510,449	36,764,086

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Per Share Data:
Reported EPS (Diluted)	$0.41	$0.35	$0.02	$1.38	$1.97
Cash dividends paid per share	0.14	0.14	0.14	0.56	0.56
Book value per share	16.00	15.66	15.11	16.00	15.11
Tangible book value per share (1)	14.51	14.17	13.62	14.51	13.62
Dividend payout ratio	34.15%	40.00%	700.00%	40.58%	28.43%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.96%	0.85%	0.05%	0.84%	1.31%
Return on average common equity	10.41%	9.14%	0.52%	8.94%	13.40%
Return on average tangible common equity (1)	11.49%	10.11%	0.58%	9.89%	14.93%
Net interest spread	2.33%	2.38%	2.51%	2.38%	2.52%
Net interest margin	2.50%	2.53%	2.67%	2.54%	2.68%
Average interest-earning assets to average interest-bearing liabilities	117.07%	115.62%	116.78%	116.55%	116.85%
Non-interest expense to average assets	1.41%	1.41%	2.01%	1.37%	1.51%
Efficiency ratio	55.63%	55.29%	74.58%	53.24%	55.48%
Loan-to-deposit ratio at end of period	127.22%	136.78%	128.33%	127.22%	128.33%
Effective tax rate	50.03%	35.19%	92.33%	41.53%	45.67%

Average Balance Data:
Average assets	$6,400,719	$6,290,568	$5,885,051	$6,211,645	$5,554,768
Average interest-earning assets	6,203,511	6,084,253	5,686,894	6,007,562	5,351,010
Average loans	5,949,955	5,930,165	5,562,394	5,843,409	5,212,729
Average deposits	4,351,863	4,355,770	4,281,627	4,417,287	3,799,437
Average common equity	592,762	582,545	560,434	580,430	541,247
Average tangible common equity (1)	537,124	526,907	504,796	524,792	485,610

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$533	$806	$4,237	$533	$4,237
Non-performing assets (2)	533	806	5,507	533	5,507
Net charge-offs (recoveries)	(26)	1	43	23	97
Non-performing loans/ Total loans	0.01%	0.01%	0.08%	0.01%	0.08%
Non-performing assets/ Total assets	0.01%	0.01%	0.09%	0.01%	0.09%
Allowance for loan loss/ Total loans	0.38%	0.37%	0.36%	0.38%	0.36%
Allowance for loan loss/ Non-performing loans	3946.15%	2730.40%	484.68%	3946.15%	484.68%
Loans delinquent 30 to 89 days at period end	$37	$84	$1,920	$37	$1,920

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.55%	8.30%	8.58%	8.55%	8.58%
Tier 1 common equity ratio	11.74	10.65	11.44	11.74	11.44
Tier 1 risk-based capital ratio	11.74	10.65	12.95	11.74	12.95
Total risk-based capital ratio	14.61	13.38	13.41	14.61	13.41
Tier 1 leverage ratio	8.61	8.58	10.03	8.61	10.03

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.73%	11.47%	11.60%	12.73%	11.60%
Tier 1 risk-based capital ratio	12.73	11.47	11.60	12.73	11.60
Total risk-based capital ratio	13.13	11.91	12.05	13.13	12.05
Tier 1 leverage ratio	9.32	9.23	8.95	9.32	8.95

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.
(2)	Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$5,823,794	$51,254	3.52%	$5,842,921	$51,621	3.53%	$5,560,078	$50,757	3.65%
Commercial and industrial loans	125,095	1,514	4.84	86,014	1,043	4.85	1,275	21	6.59
Other loans	1,066	20	7.50	1,230	19	6.18	1,041	18	6.92
Mortgage-backed securities	84,942	487	2.29	5,631	27	1.92	3,593	14	1.56
Investment securities	6,500	115	7.08	9,304	108	4.64	16,821	313	7.44
Other short-term investments	162,114	1,204	2.97	139,153	811	2.33	104,086	667	2.56
Total interest-earning assets	6,203,511	54,594	3.52%	6,084,253	$53,629	3.53%	5,686,894	$51,790	3.64%
Non-interest-earning assets	197,208			206,315			198,157
Total assets	$6,400,719			$6,290,568			$5,885,051

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$117,468	$56	0.19%	$110,384	$58	0.21%	$100,134	$58	0.23%
Money market accounts	2,491,423	5,986	0.95	2,643,537	5,961	0.89	2,476,810	5,348	0.86
Savings accounts	358,859	51	0.06	362,423	45	0.05	365,350	45	0.05
Certificates of deposit	1,077,376	3,874	1.43	932,208	3,344	1.42	1,064,241	3,897	1.46
Total interest-bearing deposits	4,045,126	9,967	0.98	4,048,552	9,408	0.92	4,006,535	9,348	0.93
Borrowed Funds	1,253,860	5,895	1.87	1,213,786	5,763	1.88	863,131	4,544	2.09
Total interest-bearing liabilities	5,298,986	15,862	1.19%	5,262,338	$15,171	1.14%	4,869,666	$13,892	1.13%
Non-interest-bearing checking accounts	306,737			307,218			275,092
Other non-interest-bearing liabilities	202,234			138,467			179,859
Total liabilities	5,807,957			5,708,023			5,324,617
Stockholders' equity	592,762			582,545			560,434
Total liabilities and stockholders' equity	$6,400,719			$6,290,568			$5,885,051
Net interest income		$38,732			$38,458			$37,898
Net interest spread			2.33%			2.38%			2.51%
Net interest-earning assets	$904,525			$821,915			$817,228
Net interest margin			2.50%			2.53%			2.67%
Ratio of interest-earning assets to interest-bearing liabilities		117.07%			115.62%			116.78%

Deposits (including non-interest bearing checking accounts)	$4,351,863	$9,967	0.91%	$4,355,770	9,408	0.86%	$4,281,627	$9,348	0.87%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income	$1,250		$1,371		$2,669
Real estate loans (excluding net prepayment and late payment fee income)		3.43%		3.44%		3.46%
Interest-earning assets (excluding net prepayment and late payment fee income)		3.44%		3.44%		3.46%
Net Interest income (excluding net prepayment and late payment fee income)	$37,482		$37,087		$35,229
Net Interest margin (excluding net prepayment and late payment fee income)		2.42%		2.44%		2.48%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At December 31, 2017		At September 30, 2017		At December 31, 2016
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$63,095	4.33%	$66,519	4.31%	$74,022	4.28%
Multifamily residential and residential mixed use (2)(3)	4,381,180	3.40	4,787,291	3.39	4,600,526	3.37
Commercial and commercial mixed use real estate	1,010,603	3.95	1,003,642	3.92	958,459	3.91
Acquisition, development, and construction ("ADC")	9,189	5.59	9,115	5.34	-	-
Total real estate loans	5,464,067	3.51	5,866,567	3.50	5,633,007	3.48

Commercial and industrial ("C&I")	$136,671	4.82%	$111,099	4.68%	$2,058	6.60%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)	While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At December 31,	At September 30,	At December 31,
Non-Performing Loans	2017	2017	2016
One-to-four family residential, including condominium and cooperative apartment	$436	$708	$1,012
Multifamily residential and residential mixed use (1)(2)	-	-	2,675
Commercial mixed use real estate (2)	93	96	549
Other	4	2	1
Total Non-Performing Loans (3)	$533	$806	$4,237
Other Non-Performing Assets
Pooled bank trust preferred securities (4)	-	-	1,270
Total Non-Performing Assets	$533	$806	$5,507

Performing Loans
One- to four-family and cooperative/condominium apartment	22	395	407
Multifamily residential and mixed use residential real estate (1)(2)	619	629	658
Mixed use commercial real estate (2)	4,174	4,197	4,261
Commercial real estate	3,296	3,313	3,363
Total Performing TDRs	$8,111	$8,534	$8,689

(1)	Includes loans underlying cooperatives.
(2)	While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.
(3)	There were no non-accruing TDRs for the periods indicated.
(4)	As of the date presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At December 31,	At September 30,	At December 31,
	2017	2017	2016
Total Non-Performing Assets	$533	$806	$5,507
Loans 90 days or more past due on accrual status (5)	19,935	3,466	3,070
TOTAL PROBLEM ASSETS	$20,468	$4,272	$8,577

Tangible common equity - Bank only (6)	$587,622	$570,286	$515,511
Allowance for loan losses and reserves for contingent liabilities	21,058	22,032	20,561
TANGIBLE COMMON EQUITY PLUS RESERVES	$608,680	$592,318	$536,072

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE COMMON EQUITY AND RESERVES)	3.4%	0.7%	1.6%

(5)	These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.
(6)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$15,423	$13,313	$732	$51,882	$72,514
Adjustments to Net Income (1):
Add: After-tax expense associated with the prepayment of the ESOP Share Acquisition Loan (2)	-	-	11,319	-	11,319
Add: Loss from extinguishment of debt	-	698	-	698	-
Add: De-conversion costs	-	946	-	946	-
Less: Gain on sale of securities	-	(1,430)	-	(1,430)	-
Less: After tax gain on the sale of real estate	(5,724)	-	-	(5,724)	(37,483)
Tax adjustment	3,135	(985)	-	2,150	-
Adjusted ("non-GAAP") net income	$12,834	$12,542	$12,051	$48,522	$46,350

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.34	$0.33	$0.02	$1.29	$1.26
Adjusted return on average assets	0.80%	0.80%	0.82%	0.78%	0.83%
Adjusted return on average common equity	8.66%	8.61%	8.60%	8.36%	8.56%
Adjusted return on average tangible common equity	9.56%	9.52%	9.55%	9.25%	9.54%
Adjusted net interest spread	2.33%	2.38%	2.51%	2.38%	2.52%
Adjusted net interest margin	2.50%	2.53%	2.67%	2.54%	2.68%
Adjusted non-interest expense to average assets	1.41%	1.22%	1.25%	1.32%	1.31%
Adjusted efficiency ratio	55.63%	47.82%	46.10%	51.37%	47.98%

Reconciliation of Tangible Assets:
Total assets	$6,403,460	$6,444,429	$6,005,430	$6,403,460	$6,005,430
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible assets	$6,347,822	$6,388,791	$5,949,792	$6,347,822	$5,949,792

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$598,567	$586,037	$565,868	$598,567	$565,868
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible common equity	$542,929	$530,399	$510,230	$542,929	$510,230

Reconciliation of Tangible Common Equity - Bank only:
Total common equity	$643,260	$625,924	$571,150	$643,260	$571,150
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible common equity	$587,622	$570,286	$515,512	$587,622	$515,512

(1)	Adjustments to net income are taxed at the company's statutory tax rate of approximately 45%, unless otherwise noted.
(2)	The expense for the prepayment of the ESOP Share Acquisition Loan is a non-taxable transaction